Exhibit 99.1

DATE:	January 29, 2014 4:00 p.m. E.S.T.
CONTACT:	Archie M. Brown, Jr. President and CEO
MainSource Financial Group, Inc. 812-663-6734

MAINSOURCE FINANCIAL GROUP—NASDAQ, MSFG —
Announces Fourth Quarter and Full Year

2013 Operating Results and Increase to Common Dividend

•                  Fourth quarter earnings of $7.4 million, or $0.36 per common share

•                  First quarter 2014 common stock dividend increased to $0.10 per share

•                  42% Increase in stock price during 2013

•                  Fourth quarter Return on Average Assets of 1.04%

•                  Tangible Common Equity Ratio of 8.4%

•                  Fourth quarter loan growth of $61 million (15% annualized)

•                  Non-performing assets lower by $6.3 million from the third quarter of 2013

Greensburg, Indiana, Archie M. Brown, Jr., President and Chief Executive Officer of MainSource Financial Group, Inc. (NASDAQ: MSFG) announced today the unaudited financial results for the quarter and year ended December 31, 2013.  For the three months ended December 31, 2013, the Company recorded net income of $7.4 million, or $0.36 per common share, compared to net income of $7.3 million, or $0.34 per common share, in the fourth quarter of 2012.  The primary reason for the increase in earnings per share was the payoff of the remaining shares of the Series A preferred stock in the 3Q of 2013 and the resulting savings of the preferred stock dividend.  In addition, reductions in provision expense and OREO losses were offset by increases in employee and equipment expenses and a reduction in mortgage banking income.

For the twelve months ended December 31, 2013, the Company reported net income of $26.3 million, or $1.26 per common share, compared to net income in 2012 of $27.3 million, or $1.30 per common share.  Similar to the fourth quarter results, the primary drivers of the change in net income in 2013 compared to 2012 were an increase in trust and investment product fees and a decrease in loan loss provision expense, offset by decreases in mortgage banking income and increases in employee and equipment costs.

The Company also announced that the Board of Directors declared a first quarter common dividend of $0.10 per share at its January 21, 2014 meeting.  This represents an increase of $.02 per share from the dividend paid during the previous quarter.  The dividend is payable on March 14, 2014 to common shareholders of record as of March 4, 2014.

Mr. Brown commented on the fourth quarter, “I am pleased with our recent performance.  Our earnings of $7.4 million were in line with our expectations, credit quality continued to improve to levels that existed prior to the recession and our $61 million in loan growth, which represents an annualized rate of 15% growth, was the highest level of the year. “

Mr. Brown continued, “During the quarter we made additional investments in lending personnel including adding a sales representative and manager to Equipment Finance and adding a commercial banking team in Louisville.  We anticipate production from these new teams ramping up during the first part of 2014 and for full production to occur by mid-year.  These new teams are part of our strategy to grow organically.  In addition to the new teams we added in the fourth quarter, in the last 18 months, we have added teams in Indianapolis, Seymour, and Bloomington, Indiana as well as Cincinnati, Ohio.  Our fourth quarter loan growth reflects some of the early success we have realized from these recent investments.”

4TH QUARTER RESULTS

NET INTEREST INCOME

Net interest income was $23.2 million for the fourth quarter of 2013.  Net interest margin, on a fully-taxable equivalent basis, was 3.88% for the fourth quarter of 2013 which was fifteen basis points below the fourth quarter of 2012 and three basis points lower than the third quarter of 2013.  The Company’s net interest margin decreased from a year ago due to the repricing of the asset side of the balance sheet.  While deposit and other funding costs have decreased over the same period, many of these accounts have reached, or are approaching, their floors.  Linked quarter net interest income increased slightly as the level of earning assets increased in the fourth quarter due to the $61 million of loan growth during the quarter, which represents 15% growth in loans on an annualized basis.

NON-INTEREST INCOME

The Company’s non-interest income was $10.3 million for the fourth quarter of 2013 compared to $11.7 million in the same period in 2012.  Mortgage banking income, which was $3.6 million for the fourth quarter of 2012, decreased by $2.3 million from the same period a year ago as refinance activity slowed due to the increase in interest rates.  Other non-interest income increased from a year ago as OREO activity decreased in the fourth quarter of 2013 compared to 2012 and resulted in a reduced amount of losses on sale.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $23.8 million for the fourth quarter of 2013 compared to $23.7 million for the same period in 2012.  An increase in employee and equipment costs related to investments in new markets was offset by decreases in marketing expenses and “other” expenses (primarily professional fees and certain state taxes).

FULL YEAR RESULTS

Mr. Brown commented on the company’s full year results, “I am very pleased with our results for 2013.  Our net income and earnings per share when adjusting for non-operating items were $27.7 million and $1.33 respectively, our highest since the recession and second highest in company history.  Credit quality as measured by non-performing assets to total assets declined to 1.07%, the lowest level in over five years and loans grew by more than 7% with momentum in loan growth increasing as we ended the year.  In addition, we redeemed the remaining preferred shares outstanding from the former TARP program; we increased our quarterly dividend from $.03 per share to $.08 per share by the fourth quarter and our stock price increased by 42%.  We have recovered very well from the effects of the recession and have positioned the company for future growth.”

NET INTEREST INCOME

Net interest income was $91.3 million for the full year 2013, which represents a decrease of $2.8 million when compared to the twelve months ended December 31, 2012.  Net interest margin, on a fully-taxable equivalent basis, decreased from 4.08% in 2012 to 3.92% in 2013.  As rates have remained at historic lows for an extended period of time, the Company’s asset base has continued to reprice lower.  The Company’s cost of funds also decreased over the same period but to a lesser extent.  Partially offsetting the decrease in the Company’s net interest margin, average earning assets increased by approximately $27 million in 2013 compared to 2012 as the Company experienced increased loan demand in 2013.

NON-INTEREST INCOME

The Company’s non-interest income was $43.1 million for the full year 2013 compared to $43.9 million for 2012.  Excluding securities gains, non-interest income was $42.3 million in 2013 compared to $42.5 million in 2012.  The primary drivers of the slight decrease were a decrease in mortgage banking income of $3.1 million offset by an increase in trust and investment product fees of $1.1 million.  In addition, service charges on deposit accounts and interchange income increased by $1.1 million collectively and losses on OREO sales were $0.8 million lower year over year.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $98.2 million for the full year 2013 compared to $94.8 million for 2012.  During 2013, the Company incurred a non-operating expense of $2.2 million related to the prepayment of an FHLB advance.  During 2012, the Company incurred the following non-operating expenses: a $1.3 million charge related to the prepayment of an FHLB advance, $0.7 million of costs related to the closure of six branches, and $0.3 million of costs related to the U.S. Treasury’s auction of the Company’s Series A preferred stock.  Excluding these items, the Company’s non-interest expense would have been $96.0 million in 2013 and $92.5 million in 2012.  The increase of $3.5 million was primarily attributable to the increase in employee costs of $3.2 million which was a result of the Company’s investments in new markets.

ASSET QUALITY

Non-performing assets (NPA’s) were $30.7 million as of December 31, 2013, a decrease of $27.1 million from year-end 2012 and $6.3 million on a linked-quarter basis.  NPA’s represented 1.07% of total assets as of December 31, 2013 compared to 1.31% as of September 30, 2013 and 2.09% as of December 31, 2012.  Net charge-offs were $1.0 million for the fourth quarter of 2013 and represented 0.25% of average loans on an annualized basis.  Total loan loss provision expense was $0.8 million in the fourth quarter of 2013 compared to $2.3 million in the fourth quarter of 2012.  For the full year 2013, net charge-offs were $9.2 million or 0.57% of average loans.  The Company’s allowance for loan losses as a percent of total outstanding loans was 1.65% as of December 31, 2013 compared to 2.07% as of December 31, 2012.

MAINSOURCE FINANCIAL GROUP

(unaudited)

(Dollars in thousands except per share data)

Income Statement Summary

	Three months ended December 31		Twelve months ended December 31
	2013	2012	2013	2012
Interest Income	$25,550	$26,349	$101,279	$108,768
Interest Expense	2,336	3,126	9,979	14,686
Net Interest Income	23,214	23,223	91,300	94,082
Provision for Loan Losses	800	2,250	4,534	9,850
Noninterest Income:
Trust and investment product fees	1,214	1,095	4,756	3,650
Mortgage banking	1,303	3,599	6,799	9,927
Service charges on deposit accounts	5,299	5,247	20,427	19,815
Gain on sales of securities	—	—	835	1,367
Interchange income	1,739	1,576	7,056	6,540
OREO gains/(losses)	(183)	(974)	(539)	(1,359)
Other	948	1,206	3,795	3,951
Total Noninterest Income	10,320	11,749	43,129	43,891
Noninterest Expense:
Employee	12,758	12,048	52,165	48,990
Occupancy & equipment	4,377	3,845	17,070	15,333
Intangible amortization	455	490	1,868	1,835
Marketing	1,004	1,316	3,660	4,397
Collection expenses	866	930	3,300	3,768
FDIC assessment	376	533	1,711	2,495
FHLB advance prepayment penalty	—	—	2,239	1,313
Consultant expenses	357	575	1,582	1,150
Other	3,566	3,975	14,636	15,557
Total Noninterest Expense	23,759	23,712	98,231	94,838
Earnings Before Income Taxes	8,975	9,010	31,664	33,285
Provision for Income Taxes	1,577	1,731	5,319	6,027
Net Income	$7,398	$7,279	$26,345	$27,258
Preferred Dividends & Accretion	—	(416)	(504)	(2,110)
Redemption of preferred shares	—	55	(148)	1,357
Net Income Available to Common Shareholders	$7,398	$6,918	$25,693	$26,505

Average Balance Sheet Data

	Three months ended December 31		Twelve months ended December 31
	2013	2012	2013	2012
Gross Loans	$1,648,446	$1,555,551	$1,597,698	$1,553,617
Earning Assets	2,557,306	2,461,889	2,505,838	2,479,035
Total Assets	2,830,722	2,759,934	2,786,651	2,760,723
Noninterest Bearing Deposits	423,338	373,487	414,084	348,858
Interest Bearing Deposits	1,805,187	1,793,772	1,786,806	1,814,906
Total Interest Bearing Liabilities	2,074,958	2,015,714	2,028,806	2,044,022
Shareholders’ Equity	308,153	335,940	315,499	334,488

Per Share Data

	Three months ended December 31		Twelve months ended December 31
	2013	2012	2013	2012
Diluted Earnings Per CommonShare	$0.36	$0.34	$1.26	$1.30
Cash Dividends Per Common Share	0.08	0.03	0.28	0.08
Market Value - High	18.05	12.97	18.05	13.00
Market Value - Low	14.05	11.50	12.02	8.84
Average Outstanding Shares (diluted)	20,520,494	20,357,831	20,432,852	20,324,657

Key Ratios (annualized)

	Three months ended December 31		Twelve months ended December 31
	2013	2012	2013	2012
Return on Average Assets	1.04%	1.05%	0.95%	0.99%
Return on Average Equity	9.52%	8.62%	8.35%	8.15%
Net Interest Margin	3.88%	4.03%	3.92%	4.08%
Efficiency Ratio	67.28%	64.60%	69.45%	65.44%
Net Overhead to Average Assets	1.88%	1.72%	1.98%	1.85%

Balance Sheet Highlights

	December 31	September 30	June 30	March 31	December 31
	2013	2013	2013	2013	2012
Total Loans (Excluding Loans Held for Sale)	$1,671,926	$1,610,990	$1,583,281	$1,553,320	$1,553,383
Allowance for Loan Losses	27,609	27,849	28,002	31,728	32,227
Total Securities	891,106	893,187	886,908	906,396	902,341
Goodwill and Intangible Assets	70,025	69,959	70,414	70,892	70,940
Total Assets	2,859,864	2,824,347	2,771,055	2,732,609	2,769,288
Noninterest Bearing Deposits	436,550	415,572	421,950	418,916	405,167
Interest Bearing Deposits	1,764,078	1,752,702	1,761,767	1,763,781	1,779,887
Other Borrowings	294,252	297,809	216,858	154,859	191,470
Shareholders’ Equity	305,526	304,471	314,566	322,673	323,751

Other Balance Sheet Data

	December 31	September 30	June 30	March 31	December 31
	2013	2013	2013	2013	2012
Tangible Book Value Per Common Share (1)	$11.53	$11.49	$11.24	$11.65	$11.72
Loan Loss Reserve to Loans	1.65%	1.73%	1.77%	2.04%	2.07%
Loan Loss Reserve to Non-performing Loans	123.50%	99.56%	90.68%	87.70%	89.48%
Nonperforming Assets to Total Assets	0.93%	1.16%	1.30%	1.54%	1.54%
NPA’s (w/ TDR’s) to Total Assets	1.07%	1.31%	1.45%	1.69%	2.09%
Tangible Common Equity Ratio (1)	8.44%	8.51%	8.49%	8.90%	8.82%
Outstanding Shares	20,417,224	20,403,933	20,391,433	20,326,725	20,304,525

Asset Quality

	December 31	September 30	June 30	March 31	December 31
	2013	2013	2013	2013	2012
Special Mention Loans	$56,960	$79,059	$85,763	$85,613	$88,039
Substandard Loans (Accruing)	27,277	12,138	15,235	22,313	28,775
New Non-accrual Loans (for the 3 months ended)	2,312	2,761	2,687	7,778	5,681

Loans Past Due 90 Days or More and Still Accruing	$14	$—	$372	$100	$565
Non-accrual Loans	22,341	27,972	30,508	36,078	35,451
Other Real Estate Owned	4,120	4,784	5,182	5,842	6,677
Total Nonperforming Assets (NPA’s)	$26,475	$32,756	$36,062	$42,020	$42,693
Troubled Debt Restructurings (Accruing)	4,188	4,162	4,207	4,276	15,102
Total NPA’s with Troubled Debt Restructurings	$30,663	$36,918	$40,269	$46,296	$57,795

Net Charge-offs - QTD	$1,040	$1,153	$4,726	$2,233	$5,269
Net Charge-offs as a % of average loans (annualized)	0.25%	0.29%	1.20%	0.58%	1.35%

(1) Tangible common equity, tangible assets and tangible book value per share are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of preferred stock, goodwill and other intangible assets from the calculation of stockholders’ equity. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding. The Company believes that these non-GAAP financial measures provide information to investors that is useful in understanding its financial condition. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	December 31	September 30	June 30	March 31	December 31
	2013	2013	2013	2013	2012
Shareholders’ Equity	$305,526	$304,471	$314,566	$322,673	$323,751
Less: Intangible Assets	70,025	69,959	70,414	70,892	70,940
Preferred Stock	—	—	14,945	14,932	14,918
Tangible Common Equity	$235,501	$234,512	$229,207	$236,849	$237,893

Total Assets	$2,859,864	$2,824,347	$2,771,055	$2,732,609	$2,769,288
Less: Intangible Assets	70,025	69,959	70,414	70,892	70,940
Tangible Assets	$2,789,839	$2,754,388	$2,700,641	$2,661,717	$2,698,348

Ending Shares Outstanding	20,417,224	20,403,933	20,391,433	20,326,725	20,304,525

Tangible Book Value Per Share	$11.53	$11.49	$11.24	$11.65	$11.72
Tangible Common Equity/Tangible Assets	8.44%	8.51%	8.49%	8.90%	8.82%

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.9 billion. The Company operates 73 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its banking subsidiary, MainSource Bank, headquartered in Greensburg, Indiana. Through its non-banking subsidiary, MainSource Title LLC, the Company provides various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are covered by the safe harbor provisions of such sections.  These statements are based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties (many of which are beyond management’s control). Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.